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                        CONSENT OF INDEPENDENT AUDITORS


The Board of Trustees
Wells Fargo Funds Trust:

We consent to the use of our reports dated May 12, 2000 for California Tax-Free Money Market Fund, California Tax-Free Money Market Trust, Cash Investment Fund, Government Money Market Fund, Money Market Fund, Money Market Trust, National Tax-Free Institutional Money Market Fund, National Tax-Free Money Market Fund, National Tax-Free Money Market Trust, Overland Express Sweep Fund, Prime Investment Money Market Fund, Treasury Plus Institutional Money Market Fund, Treasury Plus Money Market Fund and 100% Treasury Money Market Fund(portfolios of Wells Fargo Trust) incorporated by reference herein.

We also consent to the references to our Firm under the headings "Financial Highlights" in the prospectus and "Independent Auditors" in the Statement of Additional Information.


/s/  KPMG LLP

KPMG LLP

San Francisco, California
July 31, 2000